EXHIBIT 23

              CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-91986) effective July 19, 1984, the Registration Statement on Form S-8 (No. 33-14508) effective June 11, 1987 and the Registration Statement on Form S-8 (No.33-53543) effective May 9, 1994 of Excel Industries, Inc. of our report dated February 15, 1996 appearing on page 15 of this Form 10-K, except for Note 16 which is dated March 4, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 34 of this Form 10-K.



PRICE WATERHOUSE LLP
South Bend, Indiana
March 22, 1996